UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: October 25, 2012

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, KY 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 25, 2012, CafePress Inc. (“CafePress”) completed its previously announced acquisition of EZ Prints, Inc. (“EZ Prints”). The acquisition was made pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), entered into as of October 5, 2012, by and among CafePress, EZ Prints, Sunday Morning Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of CafePress (“Merger Sub”) and, as Stockholder Representative, Fortis Advisors LLC. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into EZ Prints (the “Merger”). As a result of the Merger, Merger Sub ceased to exist and EZ Prints survived as a wholly-owned subsidiary of CafePress.

At the effective time of the Merger, all outstanding shares of capital stock of EZ Prints held by the stockholders of EZ Prints (the “EZP Stockholders”) were converted into the right to receive an initial closing payment in the aggregate amount of $30,000,000, subject to customary adjustments and other transaction expenses (the “Initial Merger Consideration”). The Merger Agreement also provides for earn-out consideration whereby the EZP Stockholders have contingent rights to receive up to $10 million based on achievement of certain performance targets for the acquired business over the twelve months following the closing of the Merger. To the extent that such performance targets are achieved, the first $2.7 million will be paid in either CafePress common stock or cash, at the election of the receiving EZP Stockholders, which election was made prior to the closing of the Merger with 6% of EZP Stockholders electing stock and 94% electing cash. Any remainder of the $10 million, if earned, above $2.7 million would be paid out solely in cash. The Merger Agreement provides that the value of each share of common stock to be issued as part of the earn-out consideration will be $9.24. Accordingly, if the performance targets are achieved in full, CafePress will issue approximately 555 shares of CafePress common stock with an aggregate value of $5,128.20 (based on the value of $9.24 per share) to three former stockholders of EZ Prints, and the remaining earn-out consideration will be paid in cash.

The Merger Agreement also provides that $4.5 million of the Initial Merger Consideration will be placed into an escrow account to settle certain claims for indemnification for breaches or inaccuracies in EZ Prints’ representations and warranties, covenants and agreements and other indemnifiable claims.

Effective with the closing of the Merger Agreement, Mr. Wes Herman, the previous Chief Executive Officer of EZ Prints, entered into an employment agreement with CafePress. The employment agreement provides Mr. Herman a salary of $300,000 annually and a contingent right to receive up to $1 million at the date that is twelve months after the closing of the Merger based on the achievement of the same performance targets for the acquired business as the earn-out consideration metrics.

The above description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to CafePress’ Current Report on Form 8-K dated October 10, 2012 and incorporated herein by reference.

Item 8.01	Other Events.

On October 31, 2012, the Company issued a press release announcing the completion of the EZ Prints acquisition. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Forward Looking Statements

This Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding the Merger and the consideration to be paid in connection with the Merger. Actual events or results may differ materially from those contained in these forward-looking statements. Among the factors that could cause future events or results to vary from those contained in the forward-looking statements include, without limitation, risks and uncertainties arising from the integration of EZ Prints following the Merger with CafePress. In addition, please refer to the periodic reports that CafePress files with the Securities and Exchange Commission (“SEC”), including on Forms 10-Q and 8-K and the risk factors noted therein. The SEC filings by CafePress identify and address other important factors that could cause events or results to vary from the forward-looking statements set forth in this Form 8-K. CafePress is under no duty to update any of the forward-looking statements after the date of this Form 8-K to conform to actual results.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than 71 days from the date that the initial report on Form 8-K must be filed.

(b)	Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than 71 days from the date that the initial report on Form 8-K must be filed.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated October 5, 2012, by and among CafePress Inc., Sunday Morning Merger Sub Inc., EZ Prints, Inc., and Fortis Advisors LLC, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to CafePress’ Current Report on Form 8-K dated October 10, 2012).

99.1	Press Release of CafePress Inc., dated October 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 31, 2012	CafePress Inc.

	By:	/s/ Monica N. Johnson
Monica N. Johnson
Chief Financial Officer

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated October 5, 2012, by and among CafePress Inc., Sunday Morning Merger Sub Inc., EZ Prints, Inc., and Fortis Advisors LLC, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to CafePress’ Current Report on Form 8-K dated October 10, 2012).

99.1	Press Release of CafePress Inc., dated October 31, 2012.